Exhibit 10.1

28 October 2013

Amendment to Employment Arrangement
Dear James,

Following on conversations with me and Invesco Ltd.’s (“Invesco”) chief executive officer, Marty Flanagan, this letter agreement sets forth the arrangements we have agreed with you regarding your retirement from Invesco.

Your employment with Invesco will terminate on 31 March 2014 (“Retirement Date”). During your remaining period of employment with Invesco, you will continue to work on various special projects as designated by Marty Flanagan.

Per Invesco’s relocation policy, you will receive certain benefits, including without limitation the following:

•	Invesco will pay the costs of transportation of the contents of your US residence to the UK.

•	Invesco will continue to pay your housing costs in the UK through 30 November 2013 which will not be tax equalized and you will continue to be taxed on this during such period.

•
Invesco will also continue to cover all costs of tax services provided to you by Ernst & Young, which will assist in the preparation and filing of your foreign and home country tax returns for 2013 and any subsequent years affected by your employment with Invesco.

Invesco has paid you $500,000 as a partial reimbursement of the loss you incurred on the sale of your home in the US.

With regard to your compensation, you will receive your salary as normal during the remainder of 2013. You will be eligible to receive a bonus for 2013. Following 2013, you will no longer be eligible for tax equalization on your cash compensation, but you will continue to receive tax equalization upon vesting for income related to previously awarded equity. For the period of 1 January 2014 to your Retirement Date, you will continue to receive your salary and benefits, but you are not eligible for a cash bonus for that period. We do not anticipate you being awarded any equity with respect to 2013 or 2014. After your Retirement Date, you will continue to receive your salary and benefits through 31 December 2014 to cover the remainder of your contractual notice period, i.e. nine months. However, your salary and any benefits taxable for U.S. purposes during the period April through December, 2014, will be paid to you in a lump sum in October 2014.

The Plan Administration Committee will recommend that the Compensation Committee approve that awards granted in February 2012 and February 2013 that are unvested at the time of your retirement will vest on 30 September 2014, on the condition that you meet the Committee’s criteria and enter into an agreement that provides for certain post-employment conditions such as non-disclosure of confidential information; non-recruitment and non-solicitation of Invesco employees, clients or customers; non-disparagement of Invesco; and non-compete.  Pursuant to the terms and conditions of your February 2011 award, such award will vest on the original vesting schedule.

Please sign and return a copy of this letter in order to reflect your agreement to its terms.
Invesco Ltd.
By: __/s/ Washington Dender_______________
Washington Dender
Head of Human Resources

_/s/ James I. Robertson__________        _October 28, 2013_________
James I. Robertson                    Date